As filed with the Securities and Exchange Commission on December 22, 2014

Registration No. 333-181387

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MULTIMEDIA GAMES HOLDING COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Texas	74-2611034
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

206 Wild Basin Road South, Building B

Austin, Texas 78746

(512) 334-7500

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

MULTIMEDIA GAMES HOLDING
COMPANY, INC.

2012 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Juliet A. Lim

Executive Vice President, General Counsel and Secretary

Multimedia Games Holding Company, Inc.

7250 S. Tenaya Way, Suite 100

Las Vegas, NV 89113

(702) 855-3000

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

David P. Lewis

DLA Piper LLP (US)

2525 East Camelback Road

Suite 1000

Phoenix, Arizona  85016

(480) 606-5100

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Multimedia Games Holding Company, Inc., a Texas corporation (the “Company”), removes from registration all shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), registered under the Registration Statement on Form S-8 (File No. 333-181387) initially filed by the Company on May 14, 2012 (the “Registration Statement”) with the Securities and Exchange Commission with respect to the registration of shares of Common Stock relating to the Company’s 2012 Equity Incentive Plan.

On September 8, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Global Cash Access Holdings, Inc., a Delaware corporation (“GCA”), and Movie Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of GCA (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving corporation and a wholly-owned subsidiary of GCA.

On December 19, 2014, the Merger became effective as a result of the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.  As a result of the Merger, each share of Common Stock outstanding immediately prior to the Merger was converted into the right to receive $36.50 in cash (the “Merger Consideration”).  In addition:

•                  each outstanding option to purchase Common Stock granted prior to September 8, 2014, whether vested or unvested, was cancelled in exchange for the right to receive a cash payment equal to the number of shares of Common Stock subject to such option multiplied by the excess of the Merger Consideration over the exercise price of such option;

•                  each outstanding equity-based award of the Company that was subject to performance-based conditions, whether vested or unvested, was canceled in exchange for the right to receive a cash payment equal to the number of shares of Common Stock subject to such performance share award (assuming achievement of the applicable performance-based conditions at the maximum level) multiplied by the Merger Consideration;

•                  each outstanding restricted stock unit award (“RSU”) of the Company granted on or prior to September 8, 2014, whether vested or unvested, was cancelled in exchange for the right to receive the Merger Consideration multiplied by the number of shares of Common Stock subject to such RSU; and

•                  each option to purchase shares of Common Stock granted after September 8, 2014, was converted into a new award covering shares of GCA common stock using a customary exchange ratio of the Merger Consideration to GCA’s stock price on the closing date of the Merger.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.  Effective upon filing hereof, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

ii

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on December 22, 2014.

MULTIMEDIA GAMES HOLDING COMPANY, INC.

By:	/s/ Ram V. Chary
Ram V. Chary
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on the date and in the capacities indicated.

Name and Signature		Title	Date

By:	/s/ Ram V. Chary	President and Chief Executive Officer (Principal Executive Officer) and Director	December 22, 2014
Ram V. Chary

By:	/s/ Randy L. Taylor	Executive Vice President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer), Treasurer and Director	December 22, 2014
Randy L. Taylor

By:	/s/ Juliet A. Lim	Executive Vice President, General Counsel and Director	December 22, 2014
Juliet A. Lim